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                                                                   EXHIBIT 10.36

                             FIRST AMENDMENT TO THE
                       TELEPORT COMMUNICATIONS GROUP INC.
                           1996 EQUITY INCENTIVE PLAN

     Pursuant to the power reserved to the Compensation and Benefits Committee (the "Committee") of the Board of Directors of Teleport Communications Group Inc. (the "Company") under Article IX of the Teleport Communications Group Inc. 1996 Equity Incentive Plan (the "Plan"), the Plan is hereby amended as follows, subject to the approval of the Board of Directors and the shareholders of the Company.
                                       1.
     Article IV of the Plan is amended by adding the following sentence to the end thereof:

          "Notwithstanding the foregoing, the President and Chief Executive Officer of the Company shall not be eligible under the Plan."


                                       2.

     Section 5.1 of the Plan is amended by adding the following sentence to the end thereof:

          "In no event shall the total number of Shares granted to an Employee under the Plan exceed 54,000."


                                       3.

     Article VI of the Plan is amended by deleting that Article in its entirety and by substituting the following new Article VI in its place:

          "The Employee shall at the time he or she elects to participate in the Plan choose a Determination Date for valuing his Share award under the Plan. For Shares awarded in exchange for 1992 UAP awards, the Determination Date shall be the last business day of any calendar quarter and may be as early as the second anniversary of the Effective Date or as late as the fifth anniversary of the Effective Date, provided that the Employee may select a later Determination Date with the written consent of the Committee. For Shares awarded in exchange
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          for 1993 UAP awards, the Determination Date shall be the last business day of any calendar quarter and may be as early as the third anniversary of the Effective Date or as late as the sixth anniversary of the Effective Date, provided that the Employee may select a later Determination Date with the written consent of the Committee. If the Employee fails to elect a Determination Date, the Determination Date shall be June 30, 1998 in the case of Shares exchanged for 1992 UAP awards or in the case of Shares exchanged for 1993 UAP awards, June
          30, 1999. Notwithstanding any election by the Employee, the Determination Date shall not be later than the last day of Employee's active employment with the Company, or at the discretion of the Committee, the last day of Employee's active employment with the Company or an affiliate thereof. Any election of a Determination Date shall be irrevocable."


                                       4.

     Subject to the approval of the Board of Directors and the shareholders of the Company, Article VII of the Plan is amended by adding the following sentence at the end thereof:

          "The Company shall reserve 637,792 shares of Class A common stock from its authorized and unissued shares for issuance to Employees under the Plan in the event the Committee determines to provide for the payment of benefits in the form of Class A common stock as provided in this Article."


     The above amendment shall be effective as of the effective date of the initial public offering of the Class A common stock of the Company.